UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2016

BLACKHAWK NETWORK HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

001-35882

(Commission File Number)

Delaware	43-2099257
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

6220 Stoneridge Mall Road, Pleasanton, CA 94588

(Address of principal executive offices, with zip code)

(925) 226-9990

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 27, 2016, Blackhawk Network Holdings, Inc. (the “Company”) entered into an Amended and Restated Credit Agreement (the “Amended Credit Agreement”) with the lenders party thereto and Wells Fargo Bank, National Association as administrative agent (the “Administrative Agent”). The Amended Credit Agreement amends and restates the Company’s Credit Agreement dated as of March 28, 2014 with the Administrative Agent and the financial institutions party thereto as lenders (the “Original Credit Agreement”). The Amended Credit Agreement provides for the extension of credit in an aggregate principal amount of up to US$700,000,000, consisting of revolving loans in an aggregate principal amount not to exceed US$400,000,000 (the “Revolving Credit Facility”) and term loans in an aggregate principal amount not to exceed US$300,000,000 (the “Term Loan Facility”). The Company has the ability from time to time to increase the commitments under the Revolving Credit Facility and/or the Term Loan Facility (subject to compliance with specified conditions), with the aggregate amount of all such Revolving Credit Facility and/or Term Loan Facility increases not to exceed US$300,000,000. The Revolving Credit Facility and the Term Loan Facility are scheduled to mature on July 27, 2021.

Loans borrowed under the Amended Credit Agreement bear interest in the case of LIBOR rate loans at a per annum rate equal to the LIBOR rate plus the Applicable Margin (as defined in the Amended Credit Agreement), which ranges from 1.25% to 2.25%, based on the Company’s Consolidated Total Leverage Ratio (as defined in the Amended Credit Agreement). Loans borrowed under the Amended Credit Agreement that are not LIBOR rate loans are referred to as base rate loans and bear interest at a per annum rate equal to the Base Rate (as defined in the Amended Credit Agreement) plus the Applicable Margin, which ranges from 0.25% to 1.25%, based on the Company’s Consolidated Total Leverage Ratio. In addition, a commitment fee on the average daily unused portion of the Revolving Credit Facility is payable by the Company at the rate per annum equal to the Applicable Margin for that fee, which ranges from 0.25% to 0.45%, based on the Company’s Consolidated Total Leverage Ratio. Other fees are also payable by the Company, as referenced in the Amended Credit Agreement.

The Amended Credit Agreement contains various loan covenants that limit the ability of the Company and its subsidiaries to take certain actions, including limitations on incurrence of indebtedness, creation of liens, mergers and consolidations, dispositions of assets, making certain investments, entering into certain transactions with affiliates and changing the nature of their business. In addition, the Amended Credit Agreement contains financial covenants that require the Company periodically to meet certain financial tests relating to consolidated leverage and interest coverage.

As with the Original Credit Agreement, the Company’s obligations under the Amended Credit Agreement are guaranteed by certain subsidiaries of the Company pursuant to the Subsidiary Guaranty Agreement dated March 28, 2014 and are secured by security interests in tangible and intangible personal property of the Company and such subsidiaries, whether now owned or subsequently acquired, pursuant to the Collateral Agreement dated March 28, 2014. The obligation of such subsidiaries under the Subsidiary Guaranty Agreement and the obligations of the Company and such subsidiaries under the Collateral Agreement were reaffirmed by the Company and such subsidiaries pursuant to the Reaffirmation Agreement (the “Reaffirmation Agreement”) dated as of the date of the Amended Credit Agreement.

The foregoing description of the Amended Credit Agreement and the Reaffirmation Agreement is a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended Credit Agreement and the Reaffirmation Agreement, which are filed as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 27, 2016, the Company entered into the Amended Credit Agreement, and the Company and certain of its subsidiaries entered into the Reaffirmation Agreement, all as described above. The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Amended and Restated Credit Agreement dated as of July 27, 2016, by and among the Company and the lenders identified on the signature pages thereto, including Wells Fargo Bank, National Association, as both lender and administrative agent.

10.2	Reaffirmation Agreement dated as of July 27, 2016, executed by the Company and certain of its subsidiaries, in favor of Wells Fargo Bank, National Association, as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACKHAWK NETWORK HOLDINGS, INC.

Date: August 1, 2016	By:	/s/ Jerry Ulrich
Chief Financial Officer and Chief Administrative Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

10.1	Amended and Restated Credit Agreement dated as of July 27, 2016, by and among the Company and the lenders identified on the signature pages thereto, including Wells Fargo Bank, National Association, as both lender and administrative agent.

10.2	Reaffirmation Agreement dated as of July 27, 2016, executed by the Company and certain of its subsidiaries in favor of Wells Fargo Bank, National Association, as administrative agent.